Exhibit 12



                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)




                             Three Months
                                Ended                                 Year Ended December 31,
                              March 31,                  ----------------------------------------------------------------
                                 2001              2000           1999           1998          1997         1996
                             --------           ---------    ---------     ----------     ---------   ----------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles      $  1,247         $   3,399      $   3,819      $   5,198     $   6,055     $  4,596

 Fixed charges                    101               489            386            320           300          324

 Adjustments:
  Capitalized
   interest, net                   (2)              (11)           (18)           (17)          (17)          (7)

  Equity income or loss,
   net of dividends                53               380            292             31          (108)         (89)
                            ---------         ---------      ---------      ---------     ---------     --------

 Adjusted earnings          $   1,399         $   4,257      $   4,479      $   5,532     $   6,230     $  4,824
                            =========         =========      =========      =========     =========     ========

FIXED CHARGES:

 Gross interest
  incurred                  $      93         $     458      $     355      $     294     $     275     $    293

 Interest portion of
  rent expense                      8                31             31             26            25           31
                            ---------         ---------      ---------      ---------     ---------     --------

 Total fixed charges        $     101        $      489      $     386      $     320     $     300     $    324
                            =========         =========      =========      =========     =========     ========

 Ratios of earnings
  to fixed charges               13.9               8.7           11.6           17.3          20.8         14.9
                            =========         =========      =========      =========     =========     ========


   At March 31, 2001, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $367 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.





